PHH CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges



                                             Six-months         Eight-months
                                               Ended              Ended                        Year Ended April 30,
                                                                                --------------------------------------------------
(Dollars in thousands)                     June 30, 1997    December 31, 1996        1996        1995        1994         1993
------------------------------------------------------------------------------- --------------------------------------------------

Income before income taxes                   $ (111,759)         $    93,088      $ 139,148   $  121,318   $109,796   $   94,238
Add:
    Interest expense                            122,173              174,256        252,966      194,196     162,108     193,935
    Interest portion of rentals*                  3,614                5,469          7,840        8,065       9,088       8,456
                                        --------------------------------------- --------------------------------------------------
Earnings available for fixed charges         $   14,028          $   272,813      $ 399,954   $  323,579   $ 280,992  $  296,629
                                        --------------------------------------- --------------------------------------------------

Fixed charges:
    Interest expense                         $  122,173          $   174,256     $  252,966   $  194,196  $  162,108  $  193,935
    Interest portion of rentals*                  3,614                5,469          7,840        8,065       9,088       8,456
                                        --------------------------------------- --------------------------------------------------
                                             $  125,787          $   179,725      $ 260,806   $  202,261  $  171,196  $  202,391
                                        --------------------------------------- --------------------------------------------------

Ratio of earnings to fixed charges                0.11                  1.52           1.53        1.60         1.64        1.47
                                        --------------------------------------- --------------------------------------------------


*Amounts   reflect  a  one-third   portion  of  rentals,   the  portion   deemed
representative of the interest factor.


Note: The interest included in fixed charges consists of the interest expense recognized as a component of net revenue.